Exhibit 10.2

MDU Resources Group, Inc.
2018 Performance Share Award Opportunity Chart

Name	Title	Threshold	Target	Maximum
		Shares (#)	Shares (#)	Shares (#)
David L. Goodin	President and Chief Executive Officer of the Company	15,692	78,460	156,920
Jason L. Vollmer	Vice President, Chief Financial Officer and Treasurer of the Company	3,197	15,987	31,974
David C. Barney	President and Chief Executive Officer of construction materials and contracting segment	4,157	20,784	41,568
Jeffrey S. Thiede	President and Chief Executive Officer of construction services segment	4,157	20,784	41,568
Nicole A. Kivisto	President and Chief Executive Officer of electric and gas utility segment	3,928	19,642	39,284